Exhibit 99.1

April 22, 2013

Mr. Trey Wasser
Ely Gold and Minerals Inc.
480-789 West Pender Street
Vancouver, B.C., Canada
V6C 1H2

Re:	Solitario Subscription for Ely common shares

Dear Trey:

This letter (the “Letter Agreement”) will confirm certain agreements between Solitario Exploration & Royalty Corp. (“Solitario”) and Ely Gold and Minerals Inc. (“Ely”). Pursuant to a the letter agreement dated 26 August 2010 between Solitario, Ely and DHI Minerals (U.S.), Ltd. (“DHI”), as amended in the MH-LLC OA Side Agreement between Solitario Ely, DHI RMB Australia Ltd and RMB Resources (the “LOI as amended”) the parties agreed that:

Solitario will:

(i)	On May 1, 2013, Solitario would execute and deliver to Ely a subscription agreement (in the same form as the subscription agreement delivered for the Units, subject to such changes as are recommended by legal counsel to comply with changes to applicable laws) dated May 1, 2013 pursuant to which it will subscribe as an “accredited investor” for Ely Shares (the “Third Tranche Shares”) having an aggregate subscription amount of US$750,000 (the “Third Tranche Subscription Funds”) at a price per Ely Share equal to the greater of (A) the weighted moving average price of Ely’s Shares on the TSX-V (the “WMAP”) over the 20 trading days immediately preceding May 1, 2013; and (B) the Discounted Market Price (as that term is defined in the policies of the TSX-V) of Ely’s Shares on the last trading day immediately preceding May 1, 2013.
(ii)	on or before the sixth Business Day after May 1, 2013, pay the Third Tranche Subscription Funds to Ely by way of wire transfer or in the form of a bank draft drawn on a Canadian Chartered Bank,
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and Ely will thereupon issue a news release announcing the subscription, make the requisite filing with the TSX-V and issue the Third Tranche Shares to and in the name of Solitario forthwith following receipt of the requisite acceptance notice from the TSX-V. Ely shall have the right, but not the obligation, to reduce the aggregate subscription amount of the Third Tranche, provided that Ely has given Solitario at least ten days’ advance written notice of its election to reduce the aggregate subscription amount of the Third Tranche and that Ely has sufficient funds to make, together with the proceeds of the Third Tranche, and does make the required payment to Augusta due on June 1, 2013. In no event shall Solitario be entitled to subscribe for the Third Tranche prior to May 1, 2013.

Solitario and Ely have now agreed to the following modifications, subject to TSX-V approval of the attached subscription agreement:

1.	Ely will exercise its option and reduce the amount of the Third Tranche Subscription Funds to US$500,000; and
2.	Solitario will execute a subscription agreement (the “Subscription Agreement”) as of the date of this Letter Agreement
3.	The Subscription price will be set as of the date of this agreement to C$0.10
4.	Solitario will deliver a payment of US$500,000 to Ely by wire transfer within 5 business days of Ely’s notification to Solitario of acceptance of the Subscription Agreement by the TSX-V.
5.	All other terms of the LOI, as amended, will remain in place.

Each of the parties represents and warrants to the other that it has the full corporate power and authority to execute and deliver this Letter Agreement and has taken all corporate actions required in connection therewith, and that the consummation of this Letter Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any contract, lease, license, commitment, or any other agreement, instrument or arrangement to which it is a party, or by which it is bound.

The parties hereby confirm and agree that the Operating Agreement remains in good standing and in full force and effect.

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Please confirm Ely and DHI US’s agreement with the foregoing by executing duplicate originals of this Letter Agreement in the space provided below and returning one fully-executed original to me.

Yours very truly,

Solitario Exploration & Royalty Corp.

By:   /s/Christopher E. Herald
Name: Christopher E. Herald
Title: President and Chief Executive Officer

Accepted and agreed to this 22nd day of April, 2013.

DHI Minerals (U.S.) Ltd.

By: /s/ Trey Wasser
Name: Trey Wasser
Title: Secretary/Treasurer

Ely Gold and Minerals Inc.

By: /s/ Trey Wasser
Name: Trey Wasser
Title: President & Chief Executive Officer